Index of Financial Statements and Exhibits to be Filed in EDGAR


D-1    Tax Allocation Agreement

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy, OE, CEI, TE, JCP&L, Met-Ed and Penelec.

F-2    Consolidating Financial Statements of Ohio Edison Company for 2003

       Consolidating Financial Statements of Cleveland Electric Illuminating Company for 2003

       Consolidating Financial Statements of Toledo Edison Company for 2003

       Consolidating Financial Statements of Jersey Central Power & Light Company for 2003

       Consolidating Financial Statements of JCP&L Preferred Capital, Inc. for 2003

       Consolidating  Financial  Statements of  Metropolitan  Edison Company for
       2003.

       Consolidating Financial Statements of Met-Ed Preferred Capital II, Inc. for 2003

       Consolidating Financial Statements of Met-Ed Capital II LP for 2003

       Consolidating Financial Statements of Pennsylvania Electric Company for 2003.

       Consolidating Financial Statements of Penelec Preferred Capital II, Inc. for 2003

       Consolidating Financial Statements of Penelec Capital II LP for 2003

F-3 Item 8. Part I - Affiliated transactions for the period of July 1, 2003 through December 31, 2003

H-1 Organizational chart showing the relationship of FirstEnergy Corp. and FirstEnergy Generation Corp., an exempt wholesale generator (EWG), in which it holds an interest.

H-2 Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

H-3 Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.